Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACT:

George Morgenstern, CEO
DATA SYSTEMS & SOFTWARE INC.
(201) 529-2026 E-mail: ir@dssiinc.com

                 DATA SYSTEMS & SOFTWARE INC. ANNOUNCES ISRAELI
                      COURT DECISION AWARDING IT $2 MILLION

MAHWAH, N.J., March 14, 2005 /PRNewswire-FirstCall/ Data Systems & Software Inc. (OTC: DSSI) today announced that the Jerusalem District Court has rendered a decision in favor of the Company in its suit against Israel Discount Bank ("IDB") and has awarded the Company damages, legal fees and other costs of approximately $2.0 million.

The Company's case against IDB was commenced in March 1999 and had alleged that IDB had wrongfully retained control of shares of the Company's Decision System Israel Ltd. subsidiary. The Company's action also sought a declaratory judgment that the Company was not liable to IDB on a guaranty made on behalf of a former equity affiliate. In September 2001 the District Court decided against the Company on all claims. The Company appealed the decision to the Israel Supreme Court, which in June 2004 upheld the decision of the District Court on the guarantee but reversed the District Court on the shares and held that IDB had wrongfully retained the shares. The Supreme Court remanded the case to the District Court to determine the damages payable by IDB to the Company. The decision announced by the Company today was rendered on the remand from the Israel Supreme Court.

The District Court decision is subject to appeal by IDB.

The Company has not yet determined what, if any, impact the decision may have on its financial statements for the first quarter of 2005.

About Data Systems & Software Inc.

Data Systems & Software Inc. is a provider of software consulting and development services and is an authorized direct seller and value added reseller of computer hardware. Through its Comverge Inc. affiliate, the Company provides energy intelligence solutions to utilities.

For more information, contact: George Morgenstern, CEO, (201) 529-2026, ir@dssiinc.com.

This press release includes forward-looking statements, which are subject to risks and uncertainties. Actual results may vary from those projected or implied by such forward-looking statements. The decision of the District Court is subject to appeal. Under generally accepted accounting principles, recognition
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of any gain as a result of the decision is likely to be deferred until the exhaustion of all appeals or the earlier settlement of the action, if any. A discussion of risks and uncertainties which may affect the Company's business generally is included in "Business--Factors Which May Affect Future Results" in the Company's most recent Annual Report on Form 10-K as filed by the Company with the Securities and Exchange Commission.